EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To Board of Directors:
Oilsands Quest Inc.

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Calgary, Canada
September 14, 2010